Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. COMPLETES
PURCHASE OF PARCO FOODS, L.L.C.

St. Louis, MO, February 8, 2006. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it has completed the purchase of Parco Foods, L.L.C., a Chicago-based manufacturer of high quality cookies for sale primarily in the in-store bakery channel. Parco Foods, which operates a baking facility in Blue Island, Illinois (outside of Chicago) and employs approximately 300 people, had net sales of approximately $50 million for the year ended December 25, 2005. Terms of the transaction were not disclosed.

Parco will be added to Ralcorp’s Frozen Bakery Products segment and will enhance Ralcorp’s existing in-store bakery cookie offerings. During the remainder of Fiscal 2006, the transaction is expected to be slightly dilutive to earnings per share. However, the acquisition should be accretive beginning in the first quarter of Fiscal 2007.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes and corn-based snacks; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," "if," "would," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition, if the Company cannot rapidly execute its business plan for Parco Foods, the acquisition could be dilutive into Fiscal 2007.

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